EXHIBIT 10.1
Execution Draft
LEASE
     THIS LEASE AGREEMENT, dated as of the Execution Date (this “Lease”), is by and between United Health Care Services, Inc., a Minnesota corporation, as landlord (“Landlord”), and Novavax, Inc., a Delaware corporation, as tenant (“Tenant”).
1.	BASIC LEASE PROVISIONS
     1.1 Basic Lease Definitions. In this Lease, the following defined terms have the meanings indicated.

(a)	Execution Date	As of April , 2005.

(b)	Building:	1 Taft Court, Rockville, Maryland, which is deemed to contain 34,000 RSF

(c)	Premises:	Suite 200 (identified on Exhibit A), located on the 2nd floor of the Building and deemed to contain 11,743 RSF.

(d)	Use:	General administrative non-governmental office use consistent with that of a first-class office building, bench-top medical laboratory purposes and, to the extent permitted by applicable law and zoning codes, light assembly purposes.

(e)	Scheduled Term:	60 months.

(f)	Commencement Date:	April 1, 2005.

(g)	Expiration Date	March 31, 2010

(h)	Base Rent:	The following amounts payable in accordance with Article 4

	Annual Base Rent	Annual Base Rent for	Monthly Base Rent
Months	Rate per RSF	11,743 RSF	for 11,743 RSF

Commencement Date until	$0.00	$0.00	$0.00
May 30, 2005

June 1, 2005-	$20.00	$234,860.00	$19,571.67
March 31, 2006

April 1, 2006-	$20.60	$241,905.84	$20,158.82

March 31, 2007	($20.00 x 1.03)

April 1, 2007-	$21.22	$249,186.46	$20,765.54

March 31, 2008	($20.60 x 1.03)

April 1, 2008-	$21.86	$256,701.98	$21,391.83

March 31, 2009	($21.22 x 1.03)

April 1, 2009-	$22.52	$264,452.36	$22,037.70

February 28, 2010	($21.86 x 1.03)

March 1, 2010 to	$0.00	$0.00	$0.00
March 31, 2010

(i)	Base Year (“Base Year”)	Calendar Year 2005

(j)	Tenant’s Share:	Thirty-four and five tenths percent (34.5%) which is 11,743 RSF comprising the Premises divided by 34,000 RSF comprising the Building

(k)	Security Deposit:	$19,571.67

(l)	Notice Address:	For each party, the following address(es):

To Landlord	To Tenant

United HealthCare Services, Inc.	Novavax, Inc.
Attention: Lease Administration	Attention: Dennis W. Genge
MN008-E305	508 Lapp Road
9900 Bren Road	Malvern, PA 19355
Minnetonka, MN 55343

With a copy to:	With a copy to:

United HealthCare Services, Inc.	David A. White, Esq.
Facility Manager	White White & Van Etten LLP
800 Oak Street	55 Cambridge Parkway
Frederick, MD 21703	Cambridge, MA 02142

(m)	Brokers:	Trammell Crow Company (for Landlord); and USI Real Estate Brokerage Services, Inc. (for Tenant). Brokers will be paid by Landlord in accordance with a separate agreement.

(n)	Liability Limit:	$1,000,000.00 for any one accident or occurrence.

(o)	Construction Allowance:	$58,715.00 ($5.00 times 11,743 RSF).

(p)	Business Hours:	From 8:00 a.m. to 6:00 p.m. on Monday through Friday and from 8:00 a.m. to 12:00 noon on Saturday, excepting: New Year’s Day, Martin Luther King, Jr. Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving Day, Christmas Day, and other legal holidays commonly observed in similar class office buildings in the locale of the Building (“Holidays”).

2.	PROJECT
     2.1 Project. The “Project” is collectively (i) the Building; (i) the land (“Land”) (whether leased or owned) on which the Building is located; (iii) all Common Areas servicing the Building and the Land; and (iv) all easements, licenses, appurtenants and rights in connection therewith.
     2.2 Base Building. “Base Building” means Building Structure and Mechanical Systems, collectively, defined as follows:
(a)	Building Structure. “Building Structure” means the foundations, floor/ceiling slabs, roofs, exterior walls, load-bearing interior walls, exterior glass and mullions, columns, beams, shafts, stairs, stairwells, Building mechanical, electrical and telephone closets, Common Areas, public areas, and any other structural components in the Building. The Building Structure excludes the Leasehold Improvements (and similar improvements to other premises) and the Mechanical Systems.

(b)	Mechanical Systems. “Mechanical Systems” means the mechanical, electronic, physical or informational systems generally serving the Building (including those serving the Premises on a non-exclusive basis) or Common Areas, including the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, and fire/life safety systems.
     2.3 Common Areas. Tenant will have a non-exclusive right to use the Common Areas subject to the terms of this Lease. “Common Areas” means those interior and exterior common and public areas on the Land and in the Building (and appurtenant easements) designated by Landlord for the non-exclusive use by Tenant in common with Landlord, other tenants and occupants, and their employees, agents and invitees, including any parking facilities serving the Building that are owned or leased by Landlord.
     2.4 Premises. Landlord leases to Tenant the Premises subject to the terms of this Lease. Except as provided elsewhere in this Lease, by taking possession of the Premises Tenant accepts the Premises in their “as is” condition and with all faults, and the Premises are deemed in good order, condition, and repair. The Premises include the Leasehold Improvements and excludes certain areas, facilities and systems, as follows:
(a)	Leasehold Improvements. “Leasehold improvements” means all non-structural improvements in the Premises or, to the extent referenced below, exclusively serving the Premises, and any structural improvements to the Building made to accommodate Tenant’s particular use of the Premises. The Leasehold Improvements may exist in the Premises as of the Execution Date, or be installed by Landlord or Tenant under this Lease at the cost of either party. The Leasehold Improvements include: (1) interior non-load-bearing walls and partitions (including those surrounding structural columns entirely or partly within the Premises); (2) the interior one-half of walls that separate the Premises from adjacent areas designated for leasing; (3) the interior drywall on exterior structural walls, and walls that separate the Premises from the Common Areas (defined below); (4) stairways and stairwells connecting parts of the Premises on different floors, except those required for emergency exiting; (5) the frames, casements, doors, windows and openings installed in or on the improvements described in (1-4), or that provide entry/exit to/from the Premises;

(6) all hardware, fixtures, cabinetry, railings, paneling, woodwork and finishes in the Premises or that are installed in or on the improvements described in (1-5); (7) if any part of the Premises is on the ground floor, the ground floor exterior windows (including mullions, frames and glass); (8) integrated ceiling systems (including grid, panels and lighting); (9) carpeting and other floor finishes; (10) kitchen, rest room, laboratory or other similar facilities that exclusively serve the Premises (including plumbing fixtures, toilets, sinks and built-in appliances); and (11) the sprinkler heads, plumbing fixtures and lighting fixtures. Notwithstanding anything to the contrary contained herein, Leasehold Improvements shall also include the heating, ventilating and air conditioning systems exclusively serving the Premises.

(b)	Exclusions from the Premises. The Premises does not include: (1) any areas above the finished ceiling or integrated ceiling systems, or below the finished floor coverings that are not part of the Leasehold Improvements, (2) janitor’s closets, (3) stairways and stairwells to be used for emergency exiting or as Common Areas, (4) rooms for Mechanical Systems or connection of telecommunications equipment, (5) vertical transportation shafts, (6) vertical or horizontal shafts, risers, chases, flues or ducts, and (7) any easements or rights to natural light, air or view.
     2.5 Building Standard. “Building Standard” means the minimum or exclusive type, brand, quality or quantity of materials Landlord designates for use in the Building from time to time.
     2.6 Tenant’s Personal Property. “Tenant’s Personal Property” means those trade fixtures, furnishings, equipment, work product, inventory, stock-in-trade and other personal property of Tenant that are not permanently affixed to the Project in a way that they become a part of the Project and will not, if removed, impair the value of the Leasehold Improvements that Tenant is required to deliver to Landlord at the end of the Term under §3.4.
3.	TERM
     3.1 Term. “Term” means the period that begins on the Commencement Date and ends on the Expiration Date, subject to renewal, extension or earlier termination as may be further provided in this Lease. “Month” means a full calendar month of the Term.
     (a) Commencement Date. “Commencement Date” is April 1, 2005.
     (b) Expiration Date. “Expiration Date” means March 31, 2010.
     3.2 Option to Extend Term. (a) Provided this Lease is in full force and effect and that no Default by Tenant, as defined in this Lease, is in existence either on the date of Tenant’s Extension Notice (as hereinafter defined) or, unless waived in writing by Landlord for the purpose of this Extension Option (as hereinafter defined), on the Extension Effective Date, and provided further that this Lease shall not have theretofore been assigned and the Premises (nor any portion thereof) shall have theretofore been subleased (other than pursuant to an assignment or sublease not requiring Landlord’s consent thereto), Tenant shall have the right, at Tenant’s option, to extend the Term of this Lease for one (1) additional period of five (5) years (the “Optional Extended Term”) commencing on the day following the Expiration Date (the “Extension Effective Date”) and ending on the fifth (5th) anniversary of the Expiration Date (the “Optional Extended Term Expiration Date”). Such option to extend (the “Extension Option”) shall be exercised by Tenant giving written notice (“Tenant’s Extension Notice”) of the exercise thereof to Landlord at least nine (9) months before the Expiration Date. If Tenant shall fail to timely give Tenant’s Exercise Notice as provided herein, the Extension Option shall be deemed automatically and irrevocably waived by Tenant. The Term as extended pursuant to the Extension Option shall be upon the same terms, covenants, and conditions as set forth in this Lease except that the Base Rent payable during the Optional Extended Term, if exercised, shall equal the Market Rate (defined below). In the event Tenant exercises the Extension Option as provided herein, then Tenant shall, within fifteen (15) days after Landlord’s request, execute and deliver an amendment to the Lease memorializing such exercise and the Rent payable by Tenant during the Optional Extended Term. At any time within twelve (12) months prior to the Expiration Date, Tenant may request that Landlord furnish Tenant with Landlord’s determination of the Market Rent for the Optional Extended Term, which Landlord shall furnish within thirty (30) days after such request.
          (b) “Market Rate” means the rate then being offered by landlords for comparable bench-top medical laboratory space in the Rockville, Maryland market and for a comparable term, taking into account any tenant improvement allowances or other leasing concessions offered in connection therewith.
     3.3 Holdover. If Tenant keeps possession of the Premises after the end of the Term (a “Holdover”) without Landlord’s prior written consent (which may be withheld in its sole discretion), then in addition to the remedies available elsewhere under this Lease or by Law, Tenant will be a tenant at sufferance and must comply with all of Tenant’s obligations under this Lease, except that during the Holdover Tenant will pay 200% of the monthly Base Rent and Additional Rent last payable under this Lease, without prorating for any partial month of Holdover. Tenant shall indemnify and defend Landlord from and against all direct claims and damages that Landlord suffers due to Tenant’s failure to return possession of the Premises to Landlord at the end of the Term. Landlord’s deposit of Tenant’s Holdover payment will not constitute Landlord’s consent to a Holdover, or create or renew any tenancy.
     3.4 Condition on Expiration. By the end of the Term, Tenant will return possession of the Premises to Landlord vacant, free of Tenant’s Personal Property, in broom-clean condition, and with all Leasehold Improvements in good working order and repair (excepting ordinary wear and tear), except that Tenant will remove Tenant’s Wiring and those Leasehold Improvements and Alterations that, when approved by Landlord, were required to be removed at the end of the Term. If Tenant fails to return possession of the Premises to Landlord in this condition, Tenant shall reimburse Landlord for the costs incurred to put the Premises in the condition required under this §3.4. Tenant’s Personal Property left behind in the Premises after the end of the Term will be considered abandoned and Landlord may move, store, retain or dispose of these items at Tenant’s cost.
4.	RENT
     4.1 Base Rent. Tenant shall prepay the Base Rent for July, 2005 by the Execution Date, which Landlord will apply toward Tenant’s July, 2005 Base Rent obligation under this Lease. During the Term, Tenant shall pay all other Base Rent in advance, in monthly installments, on the 1st of each calendar month. Base Rent for any partial month will be prorated.
     4.2 Additional Rent. Tenant’s obligation to pay Taxes and Expenses under this §4.2 is referred to in this Lease as “Additional Rent.”
(a)	Taxes. For each calendar year after the Base Year (each, a “Comparison Year”), Tenant shall pay as in the manner described below the Tenant’s Share of the amount that Taxes for the Comparison Year exceed Taxes for the Base Year. “Taxes” means the total costs incurred by Landlord for: (1) real and personal property taxes and assessments (including ad valorem and special assessments) levied on the Project and Landlord’s personal property used in connection with the Project; (2) taxes on rents or other income derived from the Building; (3) capital and place-of-business taxes; (4) taxes, assessments or fees in lieu of the taxes described in (l) through (3) above; and (5) the reasonable costs incurred to reduce the taxes described in (1) through (4) above. Taxes exclude net income taxes and taxes paid under §4.3.

(b)	Expenses. For each Comparison Year, Tenant shall pay in the manner described below the Tenant’s Share of the amount that Expenses for the Comparison Year exceed Expenses for the Base Year. “Expenses” means the total costs incurred by Landlord to operate, manage, administer, equip, secure, protect, repair, replace, refurbish, clean, maintain, decorate and inspect the Project, including a market fee to manage the Project of not more than 4% of the gross revenue of the Project. Expenses that vary with occupancy will be calculated as if the Project is 95% occupied and operating and all such services are provided to all tenants.
(1)	Expenses include:
(A)	Standard Services provided under §6.1;

(B)	Repairs and maintenance performed under §7.2;

(C)	Insurance maintained under §9.1 (including deductibles paid);

(D)	Wages, salaries and benefits of personnel up to the level of property manager to the extent they render services to the Project;

(E)	Costs of operating the Project management office (including reasonable rent);

(F)	Costs of operating, repairing or maintaining the parking facilities serving the Project;

(G)	Charges for replacement of electronic key cards; and

(H)	Costs which would, under generally accepted accounting principles, be deemed capital costs or capital expenditures may be included in the definition of “Expenses” only to the extent that such costs: (i) relate to an expenditure which is required to comply with changes in applicable Laws which occur after the Commencement Date; or (ii) relate to an expenditure which is incurred based upon a reasonable forecast that such expenditure will reduce in future years another cost which would be deemed an Expense; and (iii) are amortized, with interest of eight percent (8%) per annum, on a straight-line basis over the useful life of the improvement to which such cost relates, with only the amortized amount for each year to be included in Expenses for such year.
(2)	Expenses exclude:
(A)	Taxes;

(B)	Mortgage payments (principal and interest), and ground lease rent;

(C)	Commissions, advertising costs, attorney’s fees and costs of improvements in connection with leasing space in the Building;

(D)	Costs reimbursed by insurance proceeds or tenants of the Building (other than as Additional Rent);

(E)	Depreciation;

(F)	Collection costs and legal fees paid in disputes with tenants;

(G)	Costs to maintain and operate the entity that is Landlord (as opposed to operation and maintenance of the Project); and

(H)	In the Base Year, only, installments of costs amortized under subsection (c) of this §4.2.

(U)	Tenant specific costs billed to and paid by specific tenants.
(c)	Amortization and Accounting Principles.
(1)	Landlord will use sound real estate accounting and management principles, consistently applied, to determine Additional Rent.

(3)	Any special assessment will only be included in Taxes to the extent it is levied after the Commencement Date and then only based upon that installment thereof (including interest thereon) payable in a particular tax year assuming such special assessment was spread over the longest term available to Landlord by the assessing authority and at the lowest interest rate available from the assessing authority.
(d)	Estimates. Landlord will reasonably estimate Additional Rent each calendar year that Additional Rent may be payable. Tenant will pay the estimated Additional Rent in advance, in monthly installments, on the first day of each month, until the estimate is revised by Landlord. Landlord may reasonably revise its estimate during a calendar year and the monthly installments after the revision will be paid based on the revised estimate. The aggregate estimates of Additional Rent paid by Tenant in a calendar year is the “Estimated Additional Rent.”

(e)	Settlement. As soon as reasonably practical after the end of each calendar year that Additional Rent is payable, Landlord will give Tenant a statement of the actual Additional Rent for the calendar year. The statement of Additional Rent is conclusive, binds Tenant, and Tenant waives all rights to contest the statement, except for items of Additional Rent to which Tenant objects by notice to Landlord given within one year after receipt of Landlord’s statement; however, Tenant’s objection will not relieve Tenant from its obligation to pay Additional Rent pending resolution of any objection. Upon Tenant’s request, Landlord shall provide Tenant with a copy of the tax bill or bills evidencing the Taxes included in Additional Rent. If the Additional Rent exceeds the Estimated Additional Rent for the calendar year, then Tenant shall pay the underpayment to Landlord in a lump sum as Rent within 30 days after receipt of Landlord’s statement of Additional Rent. If the Estimated Additional Rent exceeds the Additional Rent for the calendar year, then Landlord shall credit the overpayment against Rent next due; provided, however, that if the amount of such overpayment exceeds the Rent due for the balance of the Term, Landlord shall promptly refund such excess to Tenant. However, if the Term ends during a calendar year, then Landlord’s and Tenant’s obligations under this §4.2(e) shall survive the end of the Term.

(f)	Audit Right. Landlord shall maintain records concerning estimated and actual Expenses for no less than twelve (12) months following the period covered by the statement or statements furnished Tenant, after which time Landlord may dispose of such records. Provided that Tenant is not then in Default of its obligation to pay Base Rent, Additional Rent or other payments required to be made by it under this Lease and provided that Tenant is not otherwise in Default under this Lease, Tenant may, at Tenant’s sole cost and expense, cause a Qualified Person (defined below) to inspect Landlord’s Expense records. Within ninety (90) calendar days after receipt of Landlord’s written statement under Section 4.2(e) of Expenses for the previous year, Tenant must provide Landlord written notice if Tenant elects to cause a Qualified Person to inspect Landlord’s records. Such inspection, if any, shall be conducted no more than once each year of the Term, during Landlord’s normal business hours at least twenty (20) calendar days’ after Tenant’s written notice of its intent to inspect, but not more than three (3) months after such notice. Any errors disclosed by the review shall be promptly corrected by Landlord; provided, however, that if Landlord disagrees with any such claimed errors, Landlord shall have the right to cause another review to be made by an independent auditor of Landlord’s choice. In the event the results of the review of records (taking into account, if applicable, the results of any additional review caused by Landlord) reveal that Tenant has overpaid obligations for a preceding period, the amount of such overpayment shall be credited against Tenant’s subsequent installment(s) of Base Rent, Additional Rent and other payments due to Landlord under the Lease. In the event that such results show that Tenant has underpaid its obligations for a preceding period, the amount of such underpayment shall be paid by Tenant to Landlord with the next succeeding installment obligation of estimated Expenses. If the actual Expenses allocable to the Premises for any given year were improperly computed and if the actual Expenses allocable to the Premises are overstated by more than five percent (5%), Landlord shall reimburse Tenant for the cost of its audit.
     4.3 Other Taxes. Upon demand, Tenant will reimburse Landlord for taxes paid by Landlord on (a) Tenant’s Personal Property, (b) Rent, (c) Tenant’s occupancy of the Premises, or (d) this Lease. If Tenant cannot lawfully reimburse Landlord for these taxes, then the Base Rent will be increased to yield to Landlord the same amount after these taxes were imposed as Landlord would have received before these taxes were imposed. Notwithstanding anything to the contrary contained in this Lease, in no event will Tenant be obligated to pay any income, franchise, excise, gross receipt, gift, succession, estate, transfer or inheritance taxes or income taxes measured by the net income of Landlord from all sources.
     4.4 Terms of Payment. “Rent” means all amounts payable by Tenant under this Lease and the Exhibits, including Base Rent and Additional Rent. If a time for payment of an item of Rent is not specified in this Lease, then Tenant will pay Rent within 30 days after receipt of Landlord’s statement or invoice. Unless otherwise provided in this Lease, Tenant shall pay Rent without notice, demand, deduction, abatement or setoff, in lawful U.S. currency, at Landlord’s Notice Address. Landlord will send invoices payable by Tenant to Tenant’s Notice Address; however, neither Landlord’s failure to send an invoice nor Tenant’s failure to receive an invoice for Base Rent (and installments of Estimated Additional Rent) will relieve Tenant of its obligation to timely pay Base Rent (and installments of Estimated Additional Rent). Each partial payment by Tenant shall be deemed a payment on account; and, no endorsement or statement on any check or any accompanying letter shall constitute an accord and satisfaction, or affect Landlord’s right to collect the full amount due. No payment by Tenant to Landlord will be deemed to extend the Term or render any notice, pending suit or judgment ineffective. By notice to the other, each party may change its Notice Address.
     4.5 Late Payment. If Landlord does not receive all or part of any item of Rent when due, then Tenant shall, from and after the second such occurrence in any given calendar year, pay Landlord a one time “Late Charge” of 5% of the overdue amount. Tenant agrees that the Late Charge is not a penalty, and will compensate Landlord for costs not contemplated under this Lease that are impracticable or extremely difficult to fix. Landlord’s acceptance of a Late Charge does not waive Tenant’s default.
5.	USE & OCCUPANCY
     5.1 Use. Tenant shall use and occupy the Premises only for the Use. Landlord does not represent or warrant that the Project is suitable for the conduct of Tenant’s particular business. Tenant shall not test its emergency generators during Business Hours.
     5.2 Compliance with Laws and Directives.
(a)	Definition of Laws; Tenant’s Compliance. “Laws” are, collectively, all federal, state, local and municipal laws, statutes, rules, regulations, orders, ordinances, codes, orders and directives, including, without limitation, local building and zoning codes, and the Americans with Disabilities Act. Subject to the remaining terms of this Lease, Tenant shall comply at Tenant’s expense with all directives of Landlord’s insurers or Laws concerning:
(1)	The Alterations (subject to the provisions of Article 8 of this Lease),

(2)	Tenant’s employer/employee obligations, or

(3)	Tenant’s failure to comply with this Lease.
(b)	Landlord’s Compliance. Subject to the remaining terms of this Lease, Landlord shall comply at Landlord’s cost with all directives of Landlord’s insurers or Laws concerning the Project other than those that are Tenant’s obligation under subsection (a). The costs of compliance under this subsection (b) will be included in Expenses to the extent allowed under §4.2.
     5.3 Occupancy. Tenant shall not interfere with Building services or other tenants’ rights to quietly enjoy their respective premises or the Common Areas. Tenant shall not make or continue any nuisance, including any objectionable odor, noise, fire hazard, vibration, or wireless or electromagnetic transmission. Tenant will not maintain any Leasehold Improvements or use the Premises in a way that increases the cost of insurance required under §9.2, or requires insurance in addition to the coverage required under §9.2.

     5.4 Tenant’s Environmental, Health and Safety Compliance Requirements.
          5.4.1 For purposes of this Section, and in addition to any other provision of this Lease, the following requirements apply:
(a)	“Hazardous Materials Laws” shall mean all federal, state and local laws, statutes, ordinances, orders, regulations, plans, policies and decrees now or hereafter in effect and applicable to the Project which relate to (i) Hazardous Materials; (ii) the use, treatment, storage, generation, manufacture, emission, transportation or disposal of Hazardous Materials or solid waste; or (iii) occupation safety and health, industrial hygiene, land use or the protection of human, plant or animal health, safety or welfare, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.)(“CERCLA”); the Hazardous Materials Transportation Act (49 U.S.C. §180 et seq.); the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.)(“RCRA”); the Toxic Substances Control Act (42 U.S.C. 7401et seq.); the Clean Air Act (42 U.S.C. §740 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §651 et seq.); the Safe Drinking Water Act (42 U.S.C. 300f et seq.); and the rules, regulations and ordinances of applicable federal, state and local agencies and bureaus, as amended from time to time.
(b)	“Hazardous Materials” shall mean (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any applicable Hazardous Materials Laws as a “hazardous substance”, “hazardous material”, “hazardous waste”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “infectious waste”, “biohazardous waste”, “toxic substance”, “pollutant”, “toxic pollutant”, “contaminant” and any other term or terms not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “EP toxicity” or “TCLP toxicity”; (ii) petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (iii) asbestos in any form; (iv) urea formaldehyde foam insulation; (v) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (vi) radon; (vii) medical or biological substances or wastes including, without limitation, bloodborne pathogens regulated under 29 C.F.R. standard 1910.1030; and (viii) any other chemical, material, or substance that, because of its quantity, concentration, or physical or chemical characteristics, exposure to which is limited or regulated for health and safety reasons by any governmental authority, or which poses a significant present or potential hazard to human health and safety or to the environment if released into the workplace or the environment.

(c)	"Hazardous Materials Claims” shall mean any and all enforcement, clean-up, abatement, removal or other governmental or regulatory actions, orders or notices of violations threatened, instituted or completed pursuant to any Hazardous Materials Laws, together with all claims, accusations, allegations or other demands made or threatened by any third party against Tenant, Landlord or the Project, including, without limitation, allegations of nuisance, trespass, waste, strict liability for ultrahazardous activity, equitable indemnity, contribution, cost recovery compensation, indemnity, relating to any damage, personal injury (including sickness, disease or death), tangible or intangible property damage, indirect or consequential damages, damage to the environment or natural resources, or relating to fines, penalties or restrictions, in connection with any Hazardous Materials.
          5.4.2 Tenant agrees not to use, treat, store, generate, manufacture, emit, transport or dispose of and not to suffer or permit anyone else to use, treat, store, generate, manufacture, emit, transport or dispose of, whether temporarily or permanently, any Hazardous Material at, on, or beneath the Project except in compliance with Hazardous Materials Laws. At all times during the term of the Lease, Tenant shall promptly submit to Landlord any notices it receives from any governmental entity in connection with a violation or alleged violation of any Hazardous Materials Laws or Tenant’s use, treatments, storage, manufacture, generation, emission, transportation or disposal of Hazardous Materials.
          5.4.3 At any time within the last six (6) months of expiration or sooner termination of the Lease, and at any time thereafter in cases of abandonment, Landlord may require Tenant to conduct such environmental health and safety or industrial hygiene or medical audit investigation (“Audit”) on, in or around the Project as Landlord reasonably believes is reasonably necessary to satisfy itself that Tenant has complied with Section 5.4 of this Lease. Furthermore, if at any time prior to such six (6) month period, Landlord reasonably believes that Tenant has not complied with said section, Landlord may require Tenant to conduct such an Audit. If the Audit indicates that Tenant has complied with this Section 5.4, Landlord, and not Tenant, will bear the cost of the Audit. At the end of the Term of the Lease, Tenant, at Tenant’s cost and expense, shall undertake to clean, decontaminate, and disinfect the Project to the extent that the Audit indicates that Tenant is responsible for the contamination, including the removal or proper disposition of all of Tenant’s Hazardous Materials, and provide a report and clearance certification reasonably acceptable to Landlord, certifying the completion of the cleanup and decontamination.
          5.4.4 To the fullest extent permitted by law, Tenant agrees to protect, indemnify, defend, save and hold Landlord and its Affiliates harmless from and against any foreseeable or unforeseeable claim, action, suit, proceeding, loss, costs, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys’ fees and costs), directly or indirectly resulting from, arising out of, or based upon (i) any Hazardous Materials Claims arising from Tenant’s negligence or willful act or omission; (ii) Tenant’s use, treatment, storage, generation, manufacture, emission, transportation or disposal of Hazardous Materials in, on or under the Project; (iii) any residual contamination on or about the Project affecting any natural resource or the environment caused by Tenant’s use, treatment, storage, generation, manufacture, emission, transportation or disposal of Hazardous Materials in, on or under the Project; (iv) any violation or alleged violation by Tenant of any Hazardous Materials Laws; or (v) any claim, demand or cause of action, or any action or other proceeding, whether meritorious or not, brought or asserted against any person or entity indemnified herein which directly or indirectly relates to, arises from or is based on any of the matters described in clauses (i)-(v) or any allegation of any such matters. This obligation on the part of Tenant shall survive the expiration or earlier termination of this Lease. Tenant shall have the right to assume exclusive control of the defense of any such claim, action, suit or proceeding, and Landlord agrees to cooperate reasonably with Tenant in the performance by Tenant of its obligations under this Section 5.4.4.
          5.4.5 Notwithstanding anything contained in this Lease, Tenant shall, at Tenant’s sole cost and expense, upon expiration or sooner termination of the Lease, promptly remove from the Project any and all personal property and trade fixtures used in connection with the use, treatment, storage, generation, emission, or disposal of Hazardous Materials.
6.	SERVICES & UTILITIES
6.1	Standard Services.

(a)	Standard Services Defined. “Standard Services” means:
(1)	Heating, ventilation and air-conditioning (“HVAC”) during Business Hours as reasonably required to comfortably use and occupy the Premises and interior Common Areas;

(2)	Tempered water from the public utility for use in Common Areas rest rooms and kitchen and laboratory facilities in the Premises;

(3)	Janitorial services to the Common Areas and the Premises to the extent reasonably determined by Landlord;

(4)	Access to the Premises 24 hours a day, 7 days a week, 52 weeks a year; and

(5)	Electricity from Landlord’s selected provider(s) for Common Areas lighting that require electric light during the day or are open at night, including replacement of tubes and ballasts in lighting fixtures.
(b)	Standard Services Provided. During the Term, Landlord provides the Standard Services to Tenant. The cost of the Standard Services is included in Expenses. Landlord is not responsible for any inability to provide Standard Services due to either: the concentration of personnel or equipment in the Premises; or Tenant’s use of equipment in the Premises that is not customary office equipment, has special cooling requirements, or generates heat.
     6.2 Additional Services. Unless Tenant obtains Landlord’s prior written consent, Tenant will not use utilities or services in excess of the Standard Services. If Landlord so consents, Landlord may provide utilities and services in excess of the Standard Services subject to the following:
(a)	Electricity. Electricity for the Premises shall not be furnished by Landlord but shall be furnished by the electric utility company serving the Building as determined by Landlord. Tenant shall make all necessary arrangements with the utility company for metering and paying for electric current furnished by said utility company to the Tenant and Tenant shall pay for all charges for electric current consumed on the

Premises during the Term of this Lease. Tenant’s electrical use in the Premises shall not exceed the capacity of the existing system serving the Premises, nor shall Tenant use more than its proportionate share of the Building electrical riser capacity. Landlord, or its agent, shall provide to Tenant and install in the Premises all lamps, bulbs, ballasts and starters used in the Premises (provided that Tenant may at its sole cost and expense and in its sole discretion purchase, and engage directly a licensed union electrician to change, lamps and bulbs used in the Premises).

(b)	HVAC. If tenant requests HVAC service to the Premises during non-Business Hours, Tenant will pay as Rent Landlord’s scheduled rate for this service, which shall be a competitive rate.

(c)	Lighting. Subject to Tenant’s rights under clause (a) above, Landlord will furnish both Building Standard and non-Building Standard lamps, bulbs, ballasts and starters that are part of the Leasehold Improvements.

(d)	Other Utilities and Services. Tenant will pay as Rent the actual cost of utilities or services (other than HVAC and lighting addressed in (a) and (b)) either used by Tenant or provided at Tenant’s request in excess of that provided as part of the Standard Services. Tenant’s excess consumption may be estimated by Landlord unless either Landlord requires or Tenant elects to install Building Standard meters to measure Tenant’s consumption.

(e)	Additional Systems and Metering. Landlord may require Tenant, at Tenant’s expense, to upgrade or modify existing Mechanical Systems serving the Premises or the Leasehold Improvements to the extent necessary to meet Tenant’s excess requirements (including installation of Building Standard meters to measure the same).
     6.3 Telecommunications Services. Tenant will contract directly with third party providers and will be solely responsible for paying for all telephone, data transmission, video and other telecommunication services (“Telecommunication Services”) subject to the following:
(a)	Providers. Each Telecommunications Services provider that does not already provide service to the Building shall be subject to Landlord’s approval, which Landlord may withhold in Landlord’s sole discretion. Without liability to Tenant, the license of any Telecommunications Services provider servicing the Building may be terminated under the terms of the license, or not renewed upon the expiration of the license. Landlord hereby consents to Tenant’s existing Telecommunications Services provider, which is Inter-Tel, and Tenant shall not replace such provider without Landlord’s prior written consent, which consent will not be unreasonably withheld.

(b)	Tenant’s Wiring. Landlord may, in its sole discretion, designate the location of all wires, cables, fibers, equipment, and connections (“Tenant’s Wiring”) for Tenant’s Telecommunications Services, and restrict and control access to telephone cabinets and rooms (provided Tenant shall have reasonable access thereto). Tenant may not use or access the Base Building, Common Areas or roof for Tenant’s Wiring without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord hereby consents to the existing location of Tenant’s Wiring.

(c)	This §6.3 is solely for Tenant’s benefit, and no one else shall be considered a third party beneficiary of these provisions.
6.4 Interruption of Services.
(a)	Without breaching the Lease, Landlord may:
(1)	Comply with Laws or voluntary government or industry guidelines concerning the services to be provided by Landlord or obtained by Tenant under this Article 6;

(2)	Interrupt, limit or discontinue the services to be provided by Landlord or obtained by Tenant under this Article 6 as may be reasonably required during an emergency or Force Majeure event; or

(3)	If Landlord gives Tenant reasonable prior notice and uses commercially reasonable efforts not to disturb Tenant’s use of the Premises for the Use, interrupt, limit or discontinue the services to be provided by Landlord or obtained by Tenant under this Article 6 to repair and maintain the Project under §7.2, or make any improvements or changes to the Project.
(b)	Abatement for Interruption of Standard Services. If due to an interruption in a utility service that prevents Landlord from providing any of the Standard Services for more than five (5) consecutive days, Tenant is actually unable to use all or a part of the Premises for the normal conduct of its business (“Untenantable”), then from the fifth (5th) consecutive day of interruption until the Standard Services are restored, Landlord shall abate Tenant’s Base Rent and Additional Rent, subject to the following:
(1)	Landlord will only abate Base Rent and Additional Rent to the extent the Premises are untenantable and not actually used by Tenant to conduct business;

(2)	Landlord will only abate Base Rent and Additional Rent if the interruption of Standard Services is within Landlord’s reasonable control to remedy; and

(3)	Landlord will only abate Base Rent and Additional Rent to the extent the interruption in Base Rent and Additional Rent is or would be covered by insurance. Landlord must maintain under §9.2; and
(c)	No Other Liability. Except as provided under (b), Landlord will not be liable in any manner for any interruption in services to be provided by Landlord or obtained by Tenant under this Article 6 (including damage to Tenant’s Personal Property, consequential damages, actual or constructive eviction, or abatement of any other item of Rent).
7. REPAIRS
     7.1 Tenant’s Repairs. Except as provided in Articles 10 and 12, during the Term Tenant shall, at Tenant’s cost, repair and maintain (and replace, as necessary) the Leasehold Improvements and keep the Premises in good order and condition, reasonable wear and tear excepted. Tenant’s work under this §7.1 (a) is subject to the prior approval and supervision of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, (b) must be performed in compliance with Laws and Building rules and regulations, and (c) must be performed in a first-class, lien free and workmanlike manner, using materials not less than Building Standard. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant be obligated to make any repairs or replacements (i) except to the extent required to comply with Section 5.2 and Section 8.1(a)(2), which would, under generally accepted accounting principles, be deemed capital costs or capital expenditures, (ii) to the extent required as the result of the negligence or willful misconduct of Landlord, its agents, employees, representatives or contractors, or (iii) to the extent required as the result of the failure of Landlord to perform any of its obligations under this Lease, all of which repairs or replacements shall be made by Landlord at Landlord’s sole cost and expense.
     7.2 Landlord’s Repairs. Except as provided in Articles 10 and 12, during the Term Landlord shall, at Landlord’s cost (but included as Expenses to the extent provided in §4.2) repair and maintain (and replace, as necessary) all parts of the Project that are not Tenant’s responsibility to repair and maintain under §7.1 (or any other tenant’s responsibility under their respective lease) and keep the Project in good order and condition according to the standards prevailing for comparable office buildings in the area in which the Building is located. Tenant may not repair or maintain the Project on Landlord’s behalf or offset any Rent for any repair or maintenance of the Project that is undertaken by Tenant.
8. ALTERATIONS
     8.1 Alterations by Tenant. “Alterations” means any modifications, additions or improvements to the Premises or Leasehold Improvements made by Tenant during the Term. Alterations do not include Tenant Improvements made under any Workletter attached to this Lease. Alterations are made at Tenant’s sole cost and expense, subject to the following:
(a)	Consent Required. All Alterations require Landlord’s prior written consent. If a Design Problem exists, Landlord may withhold its consent in Landlord’s sole discretion; otherwise, Landlord will not unreasonably withhold its consent. In either case, Landlord may condition its consent to any item of Alterations on the requirement that Tenant remove this item of Alterations upon termination of this Lease. “Design Problem” means a condition that results, or will result, from Alterations that are proposed, being performed or have been completed that either:
(1)	Does not comply with Laws;

(2)	Would require Landlord to incur costs to comply with Laws, or to incur costs to bring all or any part of the Project into compliance with Laws, unless Tenant agrees in writing to pay for those costs;

(3)	Does not meet or exceed the Building Standard;

(4)	Exceeds the capacity, adversely affects, is incompatible with, or impairs Landlord’s ability to maintain, operate, alter, modify or improve the Base Building;

(5)	Affects the exterior appearance of the Building or Common Areas;

(6)	Violates any agreement affecting the Project;

(7)	Costs more to demolish than Building Standard improvements;

(8)	Violates any insurance regulations or standards for a fire-resistive office building; or

(9)	Locates any equipment, Tenant’s Wiring or Tenant’s Personal Property on the roof of the Building, in Common Areas or in telecommunications or electrical closets.
(b)	Performance of Alterations. Alterations shall be performed by Tenant in a good and workman-like manner according to plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All Alterations shall comply with Law and insurance requirements. Landlord’s designated contractors must perform Alterations affecting the Base Building or Mechanical Systems; and, all other work will be performed by qualified contractors that meet Landlord’s insurance requirements and are otherwise approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Promptly after completing Alterations, Tenant will deliver to Landlord “as-built” CADD plans, proof of payment, a copy of the recorded notice of completion, and all unconditional lien releases. Notwithstanding the foregoing, Tenant may make improvements, additions, installations, decorations and changes to the Premises which do not create or cause Design Problems, the cost of any one of which must not exceed $15,000.00, all of which in any twelve-month period must not exceed $45,000.00, and Tenant delivers to Landlord as-built drawings thereof within 30 days after substantial completion of each such improvement, addition, installation, decoration or change.

(c)	Alterations Fee. Tenant shall reimburse Landlord for reasonable, out-of-pocket third party costs incurred in connection with review of Tenant’s plans and construction coordination and inspection of the completed Alterations.
     8.2 Alterations by Landlord. Landlord may make any modifications, additions, renovations or improvements to the Project that Landlord deems appropriate, provided Landlord uses commercially reasonable efforts to avoid disrupting Tenant’s business.
     8.3 Liens and Disputes. Tenant will keep title to the Land and Building free of any liens concerning the Leasehold Improvements, Alterations, or Tenant’s Personal Property, and will promptly take whatever action is required to have any of these liens released and removed of record (including, as necessary, posting a bond or other deposit). To the extent legally permitted, each contract and subcontract for Alterations will provide that no lien attaches to or may be claimed against the Project other than Tenant’s leasehold interest in the Premises.
     8.4 Leasehold Improvements. The initial Leasehold Improvements will be constructed by Tenant in accordance with the Work Letter attached hereto as Exhibit C.
9.	INSURANCE
9.1	Tenant’s Insurance.

(a)	Tenant’s Coverage. Before taking possession of the Premises for any purpose (including construction of Tenant Improvements, if any) and during the Term, Tenant will provide and keep in force the following coverage:

(1)	Commercial general liability insurance insuring Tenant’s use and occupancy of the Premises and Common Areas, and covering personal and bodily injury, death, and damage to others’ property of not less than the Liability, Limit. Each of these policies shall include cross liability and severability of interests clauses, and be written on an occurrence, and not claims-made, basis. Each of these policies shall name Landlord, the Building property manager, and each secured lender of which Landlord has given Tenant notice as an additional insured (“Additional Insured”).

(2)	Special risk of loss insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) covering the full replacement cost of the Leasehold Improvements and Tenant’s Personal Property. Each of these policies shall name Landlord and each Additional Insured an additional insured to the extent of their interest in the Leasehold Improvements. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord and each Additional Insured.

(3)	Insurance covering the perils described in (2) for Tenant’s loss of income or insurable gross profits with a limit not less than $1,000,000. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord and each Additional Insured.

(4)	If any boiler or machinery is operated in the Premises, boiler and machinery insurance.

(5)	Insurance required by Law, including workers’ compensation insurance.

(6)	Employers liability insurance with limits not less than $1 million.

(7)	Insurance covering the Leasehold Improvements and Tenant’s Personal Property against loss or damage due to earthquake or difference in condition. Tenant may elect to self-insure this coverage. If Tenant does not elect to self-insure this coverage, then each of these policies shall name Landlord and each Additional Insured an additional insured to the extent of their interest in the Leasehold Improvements.
(b)	Insurers and Terms. Each policy required under (a) shall be written with insurance companies licensed to do business in the state in which the Building is located.

(c)	Proof of Insurance. Tenant shall provide Landlord with certificates of insurance or other reasonable proof that the coverage required under (a) is in effect. Tenant will provide reasonable proof at least 30 days before any policy expires that the expiring policy will be replaced.

9.2	Landlord’s Insurance.

(a)	Landlord’s Coverage. During the Term, Landlord will provide and keep in force the following coverage:
(1)	Commercial general liability insurance.

(2)	All risk insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) covering the full replacement cost of the Project improvements (excepting the Leasehold Improvements to be insured by Tenant). Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(3)	Insurance covering the perils described in (2) for Landlord’s loss of rental income of insurable gross profits. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(4)	Boiler and machinery insurance.

(5)	Other insurance that Landlord elects to maintain to the extent consistent with insurance generally maintained with respect to other commercial building complexes comparable to the Project.
(b)	Terms. Each of the policies required under (a) will have those limits, deductibles, retentions and other terms that Landlord prudently determines.
10.	DAMAGE OR DESTRUCTION
     10.1 Damage and Repair. If the Leasehold Improvements, Premises or Building is damaged by fire or other casualty, then the parties will proceed as follows:
(a)	Landlord’s Estimates. Landlord will assess the damage to the Project (but not the Leasehold Improvements) and notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repairs and restoration of the Project (“Repair Estimate”). Landlord will also estimate the time that the Premises will be untenantable (“Interruption Estimate”). Within 30 days after the later of the casualty, issuance of the Repair Estimate, issuance of the Interruption Estimate, or receipt of any denial of coverage or reservation of rights from Landlord’s insurer, each party may terminate the Lease by written notice to the other on the following conditions:
(1)	Landlord may elect to terminate, this Lease if either:
(A)	The damage occurs during the last year of the Term and the Repair Estimate exceeds 20% of Rent for the remaining Term.

(B)	The Repair Estimate exceeds 180 days, or

(C)	The repair and restoration is not fully covered by insurance maintained or required to be maintained by Landlord (subject only to those deductibles or retentions Landlord elected to maintain) or Landlord’s insurer denies coverage or reserves its rights on coverage.
(2)	Tenant may elect to terminate this Lease if the Interruption Estimate exceeds 180 days.
(b)	If neither party terminates the Lease under (a), then the Lease shall remain in full force and effect and the parties will proceed as follows:

(1)	Landlord will repair and restore the Project (but not Leasehold Improvements) to the condition existing prior to such damage, except for modifications required by Law. Landlord will perform such work reasonably promptly, subject to delay for loss adjustment, Tenant Delay and Force Majeure. Landlord, shall use reasonable efforts to perform such repairs so as to minimize the interference with Tenant’s business operations.

(2)	Tenant will repair and restore the Leasehold Improvements reasonably promptly to the condition existing prior to such damage, but not less than then current Building Standards, except for modifications required by Law.

(3)	Notwithstanding anything to the contrary contained in this Lease, if Landlord shall fail, either to complete the restoration and repair of the Premises, or to restore the same to their condition immediately prior to the fire or other casualty, within 180 days (regardless of any period of delay due to Force Majeure) from the date of occurrence of the fire or casualty, then, in either such event, Tenant may terminate this Lease by 10 days’ prior written notice to Landlord given no later than 30 days after the expiration of the aforesaid 180-day period.
     10.2 Rent Abatement. If as a result of the damage or destruction under §10.1 the Premises are rendered Untenantable for more than 5 consecutive days, then Tenant’s Base Rent and Additional Rent for the Untenantable portion of the Premises shall be abated from the 6th consecutive day until the damaged or destroyed portion of the Premises becomes tenantable, but in no case later than 15 days after Landlord completes its required repairs and restoration of the Project. Tenant’s sole remedy will be the abatement of Base Rent and Additional Rent provided under this §10.2, and Landlord will not be liable to Tenant for any other amount, including damages to Tenant’s Personal Property, consequential damages, actual or constructive eviction, or abatement of any other item of Rent.
11.	INDEMNITY
     11.1 Claims. “Claims” means any and all liabilities, losses, claims, demands, damages or expenses that are suffered or incurred by a party, including reasonable attorneys’ fees reasonably incurred by that party in the defense or enforcement of the rights of that party.
     11.2 Tenant’s Indemnity. Landlord shall provide Tenant with prompt written notice of any Claims and shall cooperate reasonably with Tenant in the performance of Tenant’s obligations under this section. Tenant shall have the right to assume exclusive control of the defense of such Claims or, at the option of Tenant, to settle the same.
(a)	Landlord’s Waivers. Landlord waives any Claims against Tenant and its Affiliates for perils insured or required to be insured by Landlord under subsections (2) and (3) of §9.2(a), except to the extent caused by the gross negligence or willful misconduct of Tenant or its Affiliates.

(b)	Claims Against Landlord. Unless waived by Landlord under (a), Tenant will indemnify and defend Landlord and its Affiliates and hold each of them harmless from and against Claims to the extent arising from:

(1)	Any accident or occurrence on or about the Premises, except to the extent caused by the negligence or willful misconduct of Landlord or its Affiliates or its agents, representatives or contractors;

(2)	Tenant’s or its Affiliates’ negligence or willful misconduct; or

(3)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Tenant in procuring this Lease.
     11.3 Landlord’s Indemnity.
(a)	Tenant’s Waivers. Tenant waives any Claims against Landlord and its Affiliates for:
(1)	Peril insured or required to be insured by Tenant under subsections (2), (3) and Section (7) of §9.1 (a), except to the extent caused by the gross negligence or willful misconduct of Landlord or its Affiliates, or its agents, representatives or contractors, but in no case including any special or consequential damages (such as interruption of business, loss of income, or loss of opportunity); and

(2)	Damage caused by any public utility, public work, other tenants or occupants of the Project, or persons other than Landlord, its Affiliates, representatives or contractors.
(b)	Claims against Tenant. Unless waived by Tenant under (a), Landlord will indemnify and defend Tenant and its Affiliates and hold each of them harmless from and against Claims arising from:
(1)	Any accident or occurrence on or about the Project (excluding the Premises), except to the extent caused by the negligence or willful misconduct of Tenant or its Affiliates or its agents, representatives or contractors;

(2)	Landlord’s or its Affiliates’ or its agents’, representatives’ or contractors’ negligence or willful misconduct; or

(3)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Landlord in procuring this Lease.
     11.4 Affiliates Defined. “Affiliates” means with respect to a party (a) that party’s partners, co-members and joint venturers, (b) each corporation or other entity that is a parent or subsidiary of that party, (c) each corporation or other entity that is controlled by or under common control of a parent of such party, and (d) the directors, officers, employees and agents of that party and each person or entity described in this §11.4(a-c).
     11.5 Survival of Waivers, and Indemnities. Landlord’s and Tenant’s waivers and indemnities under §11.2 and §11.3 will survive the expiration or early termination of this Lease.
     11.6 Waiver of Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor Tenant is liable to the other under, or in connection with, this Lease for any consequential damages, and both Landlord and Tenant waive, to the full extent permitted by law, any claim for consequential damages.

12.	CONDEMNATION
     12.1 Taking. “Taking” means acquiring of all or part of the Project for any public or quasi-public use by exercise of a right of eminent domain or under any other Law, or any sale in lieu thereof. If a Taking occurs:
(a)	The Lease will terminate as of the date of a Taking if substantially all of the Premises becomes untenantable for substantially all of the remaining Term because of the Taking.

(b)	If the Lease is not terminated under (a), Landlord shall restore or alter the Premises after the Taking to be tenantable, unless Landlord reasonably determines that it will be uneconomical to do so, in which case Landlord may terminate the Lease upon 60 days prior written notice to Tenant.

(c)	If the Lease is not terminated under (a), more than 20% of the Premises is untenantable because of the Taking, Tenant cannot operate Tenant’s business for the Use in the Premises after such Taking, and Landlord is unable to provide Tenant with comparable premises in the Project within 30 days after the Taking, then Tenant may terminate the Lease upon 60 days prior written notice to Landlord.

(d)	If the Lease is not terminated under (a), (b) or (c), the Rent payable by Tenant will be reduced for the term of the Taking based upon the rentable area of the Premises made untenantable by the Taking.
     12.2 Awards. Landlord is entitled to the entire award for any claim for a taking of any interest in this Lease or the Project, without deduction or offset for Tenant’s estate or interest; however, Tenant may make a claim for relocation expenses and damages to Tenant’s Personal Property and business to the extent that Tenant’s claim does not reduce Landlord’s award.
13.	TENANT TRANSFERS
13.1	Terms Defined.

(a)	Transfer Defined. “Transfer” means any:
(1)	Sublease of all or part of the Premises, or assignment, mortgage, hypothecation or other conveyance of an interest in this Lease;

(2)	Use of the Premises by anyone other than Tenant with Tenant’s consent; or

(3)	Change in Tenant’s form of organization (e.g., a change from a partnership to limited liability company).
     13.2 Prohibited Transfers. Tenant may not enter into a Transfer or other agreement to use or occupy the Premises that provides for rent or other compensation based in whole or in part on the net income or profits from the business operated in the Premises. Any such Transfers shall be considered null, void and of no force or effect.
     13.3 Consent Not Required. Tenant may effect a Transfer to a Permitted Transferee without Landlord’s prior consent, but with notice to Landlord prior to the Permitted Transferee’s occupancy. “Permitted Transferee” means any person or entity that:

(a)	Either (1) controls, is controlled by, or is under common control with Tenant (for purposes hereof, “control” shall mean ownership of not less than 50% of all of the voting stock or legal and equitable interest in the entity in question), (2) results from the merger or consolidation of Tenant, or (3) acquires all or substantially all of the stock and/or assets of Tenant as a going concern;

(b)	Has a tangible net worth immediately following the Transfer equal to Tenant’s tangible net worth immediately before the Transfer; and

(c)	Will not, by occupying the Premises, cause Landlord to breach any other lease or other agreement affecting the Project.
     13.4 Consent Required. Each proposed Transfer other than those prohibited under §13.2 or permitted under §13.3 requires Landlord’s prior consent, in which case the parties will proceed as follows:
(a)	Tenant’s Notice. Tenant shall notify Landlord at least 30 days prior to the proposed Transfer of the name and address of the proposed transferee and the proposed use of the Premises, and include in the notice the Transfer documents and copies of the proposed transferee’s balance sheets and income statements (both current and for the past 2 years).

(b)	Landlord’s Rights. Within 30 days after receipt of Tenant’s complete notice, Landlord may either:
(1)	If the proposed Transfer is either an assignment of this Lease or sublease of substantially all of the Premises, terminate this Lease as of the proposed Transfer date;

(2)	If the proposed Transfer is a sublease of all of the Premises or any part of the Premises that will be separately demised and have its own entrance from the Common Areas, exercise a right of first refusal to sublease such portion of the Premises at the lesser of (A) the Rent (prorated for subletting part of the Premises), or (B) the rent payable in the proposed Transfer; or

(3)	Consent or deny consent to the proposed Transfer, consent not to be unreasonably withheld if:
(A)	The proposed transferee, in Landlord’s reasonable opinion, has the financial capacity to meet its obligations under the proposed Transfer;

(B)	The proposed use is consistent with the Use and will not cause Landlord to be in breach of any lease or other agreement affecting the Project;

(C)	The proposed transferee is typical of tenants that directly lease premises in first-class office buildings;

(D)	The proposed transferee is not an existing tenant or an Affiliate of an existing tenant, or a party with which Landlord is actively negotiating to lease space in the Building (or has, in the last 6 months, been actively negotiating to lease space in the Building); and

(E)	Tenant is not in Default under this Lease.

(c)	Compelling Consent. If Landlord does not consent to a Transfer, Tenant’s sole remedy against Landlord will be an action for specific performance or declaratory relief, and Tenant may not terminate this Lease or seek monetary damages.
If Landlord notifies Tenant of Landlord’s election to terminate this Lease pursuant to this Section, Tenant shall have the right, by notice to Landlord given within 10 days after receipt by Tenant of Landlord’s notice of termination, to withdraw Tenant’s request to assign or sublet this Lease, in which event Landlord’s election to terminate shall be rendered null and void.
     13.5 Payments to Landlord. Tenant shall pay Landlord 50% of Transfer receipts that exceed Tenant’s Rent (on a per square foot basis); after Tenant is reimbursed for Tenant’s reasonable and customary out-of-pocket costs incurred in the Transfer, including attorneys’ fees, Alterations, and broker commissions. Tenant shall pay Landlord a $2,500 review fee for each proposed Transfer, excepting those in which Landlord exercises its rights under subsection (1) or (2) of §13.4(b).
     13.6 Effect of Transfers. No Transfer releases Tenant or any guarantor of this Lease from any Lease obligation. Landlord’s acceptance of a payment from any person or entity other than Tenant that occupies the Premises does not waive Tenant’s obligations under this Article 13. If Tenant is in Default of this Lease, Landlord may proceed against Tenant without exhausting any remedies against any transferee and may require (by written notice to any transferee) any transferee to pay Transfer rent owed Tenant directly to Landlord (which Landlord will apply against Tenant’s Lease obligations). Termination of this Lease for any reason will not result in a merger. Each sublease will be deemed terminated upon termination of this Lease unless Landlord notifies the subtenant in writing of Landlord’s election to assume any sublease, in which case the subtenant shall attorn to Landlord under the executory terms of the sublease.
14.	LANDLORD TRANSFERS
     14.1 Landlord’s Transfer. Landlord’s right to transfer any interest in the Project or this Lease is not limited by this Lease. Upon any such transfer, Tenant will attorn to Landlord’s transferee and Landlord will be released from liability under this Lease, except for any Lease obligations accruing before the transfer that are not assumed by the transferee.
     14.2 Subordination. This Lease is, and will at all times be, subject and subordinate to each ground lease, mortgage, deed to secure debt or deed of trust now or later encumbering the Building, including each renewal, modification, supplement, amendment, consolidation or replacement thereof (each, an “Encumbrance”); provided, however, that Tenant’s possession of the Premises will not be disturbed as long as no Event of Default exists. At Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Landlord (or, at Landlord’s request, the Encumbrance holder) any instrument reasonably necessary to evidence this subordination. Notwithstanding the foregoing, each Encumbrance holder may unilaterally elect to subordinate its Encumbrance to this Lease.
     14.3 Attornment. Tenant will automatically attorn to any transferee of Landlord’s interest in the Project that succeeds Landlord by reason of a termination, foreclosure or enforcement proceeding of an Encumbrance, or by delivery of a deed in lieu of any foreclosure or proceeding (a “Successor Landlord”). In this event, the Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant on all of the terms of this Lease, except that the Successor Landlord shall not be:

     (a) Liable for any obligation of Landlord under this Lease, or be subject to any counterclaim, defense or offset accruing before Successor Landlord succeeds to Landlord’s interest except to the extent such obligation is continuing at the time such Successor Landlord succeeds to Landlord’s interest or such counterclaim, defense or offset relates to a Landlord default which is continuing at the time such Successor Landlord succeeds to Landlord’s interest;
     (b) Bound by any prepayment of more than one month’s Rent;
     (c) Obligated to return any Security Deposit not paid over to Successor Landlord, or
     (d) Obligated to perform any improvements to the Premises (or provide an allowance therefor). Upon Successor Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Successor Landlord any instrument reasonably necessary required to evidence such attornment.
     14.4 Estoppel Certificate. Within 10 business days after receipt of Landlord’s written request, Tenant (and each guarantor of the Lease) will execute, acknowledge and deliver to Landlord a certificate upon which Landlord and each existing or prospective Encumbrance holder may rely confirming the following (or any exceptions to the following):
     (a) The Commencement Date and Expiration Date;
     (b) The documents that constitute the Lease, and that the Lease is unmodified and in full force and effect or, if modified, the amendments thereto;
     (c) The date through which Base Rent, Additional Rent, and other Rent has been paid;
     (d) That, to Tenant’s knowledge, neither Landlord nor Tenant is in Default;
     (e) That Landlord has satisfied all Lease obligations to improve the Premises (or provide Tenant an allowance therefor) and Tenant has accepted the Premises;
     (f) That Tenant solely occupies the Premises or, if not, the names of any sublessee(s) of Tenant; and
     (g) Such other matters concerning this Lease or Tenant’s occupancy that Landlord may reasonably require.
15.	DEFAULT AND REMEDIES
15.1	Tenant’s Default and Remedies.

(a)	Tenant will be in “Default” of this Lease if Tenant either:
(1)	Fails to pay Rent when due, and the failure continues for 5 business days after Landlord notifies Tenant of this failure under §17.2 (Tenant waiving any other notice that may be required by Law);

(2)	Fails to perform a non-monetary Lease obligation of Tenant and the failure continues for 30 days after Landlord notifies Tenant of this failure, but:
(A)	In an emergency Landlord may require Tenant to perform this obligation in a reasonable time of less than 30 days, or

(B)	If it will reasonably take more than 30 days to perform this obligation, then Tenant will have a reasonable time to perform this obligation, but only if Tenant commences performing this obligation within 30 days after Landlord notifies Tenant of this failure and thereafter diligently prosecutes such cure to completion;
(3)	Consummates a Transfer that violates Article 13;

(4)	Fails, within 20 days after it occurs, to discharge any attachment or levy on Tenant’s interest in this Lease;

(5)	Fails, within 60 days after it occurs, to have vacated or dismissed any appointment of a receiver or trustee of Tenant’s assets (or any Lease guarantor’s assets), or any voluntary or involuntary bankruptcy or assignment for the benefit of Tenant’s creditors (or any Lease guarantor’s creditors); or

(6)	Breaches any of the covenants contained in Section 5.4.2 of this Lease.
(b)	If Tenant is in Default, Landlord may, without prejudice to the exercise of any other remedy, exercise any remedy available under Law, including those described below:
(1)	Landlord may enter the Premises as reasonably required and cure Tenant’s Default on Tenant’s behalf without releasing Tenant from any Lease obligation, and Tenant shall reimburse Landlord on demand for all costs of such cure, plus Landlord’s standard administration fee.

(2)	Landlord may terminate this Lease upon notice to Tenant (on a date specified in the notice) and recover possession of the Premises from Tenant. At Landlord’s election, either:
(A)	Landlord may recover any Rent unpaid as of the termination date, and Tenant will remain liable for the payment when due of Rent for the remaining Term, less the proceeds that Landlord receives in reletting the Premises, but only after Landlord is reimbursed from these proceeds for the expenses Landlord incurs to recover possession of the Premises and relet the Premises.

(B)	To the extent permitted by applicable law, Landlord may recover any Rent unpaid as of the termination date, and further recover the amount by which the present value as of the termination date (calculated using the then current discount rate of the Federal Reserve Bank of New York) of the Rent to be paid for the Term remaining after the termination date (assuming 3% annual increases in Additional Rent) exceeds the proceeds that Landlord receives in reletting the Premises, but only after Landlord is reimbursed from these proceeds for the expenses Landlord incurs to recover possession of the Premises and relet the Premises.
(3)	Landlord may use reasonably necessary force to enter and take possession of all or any part of the Premises, expel Tenant or any other occupant, and remove their personal property, and the entry will not constitute a trespass or terminate the Lease. After regaining possession of the Premises, Landlord may relet the Premises for Tenant’s account, but Landlord will not be responsible or liable if Landlord fails to do so or is unable to collect rent due from any reletting. Tenant will continue to pay Rent due, less a credit for the proceeds that Landlord receives in reletting the Premises, but only after Landlord is reimbursed from these proceeds for the expenses Landlord incurs to recover possession of the Premises and relet the Premises.

(4)	For any amounts owed under (1), (2) or (3), Landlord may recover interest at the lesser of the interest rate permitted under Law or 10% (“Default Rate”) from the date each amount is due until paid by Tenant.
15.2	Landlord’s Default and Remedies.

(a)	Landlord will be in “Default” of this Lease if Landlord fails to perform any Lease obligation of Landlord and this failure continues for 20 days after Tenant notifies Landlord of such failure, or such longer period of time as is reasonable if more than 20 days is reasonably required to perform this obligation if performance commences within this 20-day period and is diligently prosecuted to completion.

(b)	If Landlord is in Default, then Tenant may exercise any remedy available under Law that is not waived or limited under this Lease, subject to the following:
(1)	Tenant may not terminate this Lease due to any Landlord Default until Tenant notifies each Encumbrance holder and each Encumbrance holder is provided a reasonable opportunity to gain legal possession of the Project and, after gaining possession, cure the Default.

(2)	Landlord’s liability under this Lease is limited to Landlord’s interest in the Building.

(3)	No liability under this Lease is assumed by Landlord’s Affiliates.
     15.4 Enforcement Costs. If Landlord or Tenant brings any action against the other to enforce or interpret any provision of this Lease (including any claim in a bankruptcy or an assignment for the benefit of creditors), the prevailing party will be entitled to recover from the other reasonable costs and attorneys’ fees incurred in such action.
     15.5 Jury Trial. Landlord and Tenant each waive trial by jury in any action, proceeding or counterclaim brought by either party against the other concerning any matter related to this Lease.
     15.6 Force Majeure. “Force Majeure” means any cause or event beyond both Landlord’s and Tenant’s reasonable control, including any act of God, government act or restriction, labor disturbance, general shortage of materials or supplies, riot, insurrection, or act of war or terrorism. Force Majeure excuses a party from performing any non-monetary Lease obligation for a commercially reasonable time.
16.	SECURITY DEPOSIT
     16.1 Deposit. Tenant will deposit the Security Deposit with Landlord on execution of this Lease. Landlord is not required to either segregate the Security Deposit from any other funds or pay any interest on the Security Deposit. The Security Deposit secures Tenant’s performance of all Lease obligations. Landlord may apply the Security Deposit against any cost Landlord incurs or damage Landlord suffers because Tenant fails to perform any Lease obligation, including payment of Rent. Upon Landlord’s demand, Tenant shall replenish any Security Deposit applied by

Landlord. At Tenant’s election, Tenant may provide the Security Deposit in the form of a letter of credit that is in form, substance and duration reasonably acceptable to Landlord.
     16.2 Refund. After making such payments from the Security Deposit as may be required to cure any outstanding Default then Landlord will refund the Security Deposit (or any balance remaining) to Tenant within 60 days after the expiration or early termination of the Term and Tenant’s vacation and surrender of the Premises to Landlord in the condition required by §3.4. If Tenant has assigned this Lease, Landlord may return the Security Deposit to either Tenant or the then current assignee. Landlord’s transfer of the Security Deposit to any transferee of Landlord’s interest in the Building relieves Landlord of its obligations under this section, and Tenant will look solely to Landlord’s transferee for return of the Security Deposit.
17.	MISCELLANEOUS
     17.1 Rules and Regulations. Tenant will comply with the Rules and Regulations attached as Exhibit B. Landlord may reasonably and in a non-discriminatory manner modify or add to the Rules and Regulations upon notice to Tenant. If the Rules and Regulations conflict with this Lease, the Lease shall govern.
     17.2 Notice. Notice to Landlord must be given to Landlord’s Notice Addresses. Notice to Tenant must be given to Tenant’s Notice Addresses. By notice to the other, either party may change its Notice Address. Each notice must be in writing and will be validly given if either: (a) the notice is personally delivered and receipt is acknowledged in writing; (b) the notice is delivered by private carrier (e.g., Federal Express) and receipt is acknowledged in writing. If the party to receive notice refuses to acknowledge its receipt in writing, then notice may be validly given by mailing the notice first-class, certified or registered mail, postage prepaid, and the notice will be deemed received by the party 3 business days after the notice’s deposit in the U.S. Mail.
     17.3 Relocation. Landlord may, upon not less than two years prior written notice (the “Relocation Notice”), relocate Tenant to new premises (“New Premises”) which are either (i) elsewhere in the Building; or (ii) within another Landlord-owned building that is within five miles of the Building; provided that in either event the New Premises is comparably sized and may be comparably configured for Tenant’s use and, as constructed by Landlord pursuant to the second immediately succeeding sentence, approved for Tenant’s then existing use by all applicable units of government, including, without limitation, the Federal Food and Drug Administration. Tenant’s occupancy of the New Premises is subject to the terms and provisions of this Lease, including, without limitation, Base Rent payable therefor, except to the extent such provisions are not applicable to the New Premises. If Landlord elects to relocate Tenant under this §17.3, then Landlord will, at Landlord’s cost, first construct leasehold improvements in the New Premises of comparable quality and comparably configured to those existing in the Premises and in compliance with the requirements of all applicable units of government as aforesaid, move Tenant’s personal property from the Premises to the New Premises, relocate Tenant’s existing telephone and computer systems, and replace up to $500 of any in-stock stationery identifying the Premises. Notwithstanding anything in this Section 17.3 to the contrary, Tenant may, in lieu of relocating to the New Premises, terminate this Lease by giving written notice (the “Termination Notice”) of such election to Landlord within 90 days after the date of the Relocation Notice. If Tenant elects to terminate this Lease in accordance with the immediately foregoing sentence, the Lease will terminate on the date that is 60 days after the date of the Termination Notice.

     17.4 Building Name. Tenant shall not use the Building’s name or image for any purpose, other than Tenant’s address. Landlord may change the name of the Building without any obligation or liability to Tenant.
     17.5 Entire Agreement. This Lease is deemed integrated and contains all of each party’s representations, waivers and obligations. The parties may only modify or amend this Lease in a writing that is fully executed by and delivered to both parties.
     17.6 Successors. Unless provided to the contrary elsewhere in this Lease, this Lease binds and inures to the benefit of each party’s heirs, successors and permissible assignees.
     17.7 No Waiver. A party’s waiver of a breach of this Lease will not be considered a waiver of any other breach. No custom or practice that develops between the parties will prevent either party from requiring strict performance of the terms of this Lease. No Lease provision or act of a party creates any relationship between the parties other than that of landlord and tenant.
     17.8 Independent Covenants. The covenants of this Lease are independent. A court’s declaration that any part of this Lease is invalid, void or illegal will not impair or invalidate the remaining parts of this Lease, which will remain in full force and effect.
     17.9 Captions. The use of captions, headings, boldface, italics or underlining is for convenience only, and will not affect the interpretation of this Lease.
     17.10 Authority. Individuals signing this Lease on behalf of either party represent and warrant that they are authorized to bind that party.
     17.11 Applicable Law. This Lease is governed by the Laws of the state in which the Building is located, without giving effect to its principles of conflict of laws.
     17.12 Confidentiality. Tenant will not record this Lease or a memorandum of this Lease without Landlord’s written consent. Tenant will keep the terms of this Lease confidential and, unless required by Law, regulation, order or requirement of any governmental or quasi-governmental entity, may not disclose the terms of this Lease to anyone other than Tenant’s Affiliates to the extent necessary to Tenant’s business.
     17.13 Reasonableness. Tenant’s sole remedy for any claim against Landlord that Landlord has unreasonably withheld or unreasonably delayed any consent or approval shall be an action for injunctive or declaratory relief.
     17.14 Time. Time is of the essence as to all provisions in this Lease in which time is a factor.
     17.15 Quiet Enjoyment. So long as Tenant is not in Default, Tenant shall have the right to peacefully and quietly enjoy the Premises for the Term under the terms of this Lease.
     17.16 Right to Enter Premises. Landlord may enter the Premises at any reasonable time and upon reasonable prior notice to inspect the Premises, show the Premises to prospective lenders, purchasers or, during the final six months of the Scheduled Term, as the same may be extended, tenants, or perform Landlord’s duties under this Lease. Landlord shall be accompanied during such entry by a representative of Tenant, which representative Tenant shall make available promptly upon notice of such entry.
     17.17 Exhibits. The exhibits attached to this Lease are incorporated herein. If any exhibit is inconsistent with the terms of this Lease, the provisions of this Lease will govern.

     17.18 Parking. Landlord shall provide, at no additional cost to Tenant, parking spaces based on the ratio of 3.5 space for every 1,000 RSF comprising the Premises for Tenant’s nonexclusive use. The parking spaces must be available and accessible to Tenant for Tenant’s use twenty-four (24) hours a day, seven (7) days a week. Tenant’s use of the parking areas will be in common with other tenants, and is subject to the reasonable rules and regulations uniformly applied.
[The balance of this page is intentionally left blank.]

     Having read and intending to be bound by the terms and provisions thereof, Landlord and Tenant have executed this Lease as follows.

LANDLORD United Healthcare Services, Inc..
By:	/s/ BETH LEAF
Its:	Beth Leaf, Vice President
United Healthcare Services, Inc.

TENANT Novavax, inc.
By:	/s/ ILLEGIBLE
Its:	PRESIDENT & CEO

EXHIBIT A — LOCATION OF PREMISES

A-1

EXHIBIT B — RULES & REGULATIONS
     1. Landlord’s Entry. Landlord may enter the Premises at all reasonable hours to perform its obligations under this Lease. During the last 12 months of the Term, Landlord may enter the Premises with reasonable prior notice to Tenant to show the Premises to prospective tenants.
     2. Right to Exclude. Landlord may require that Tenant, its Affiliates and guests comply with each reasonable and uniformly enforced security measure that Landlord may establish as a condition to entry to the Premises, Building or Project. These measures may include submitting to a search by persons or devices employed by Landlord, presenting an identification card or pass issued by the government, Landlord, or both, being announced to Tenant and accepted as a visitor by Tenant, and signing a register on entry and exit. Any person who cannot comply with these requirements may be excluded from the Project. If Landlord requires a Building pass issued by Landlord as a condition of entry to the Premises, Building or Project, Landlord will furnish a Building pass to all persons reasonably designated by Tenant in writing. Landlord may exclude or expel from the Project any person who, in Landlord’s reasonable opinion, is intoxicated or under the influence of alcohol or drugs.
     3. Obstructions. Tenant will not cause the Common Areas, or sidewalks or driveways outside the Building to be obstructed. Landlord may, at Tenant’s expense, remove any such obstruction without prior notice to Tenant.
     4. Trash. Tenant will properly dispose of all trash in proper receptacles, all at Tenant’s cost. Tenant may not litter in the Common Areas, or sidewalks or driveways outside the Building.
     5. Public Safety. Tenant will not throw anything out of doors, windows or skylights, down passageways or over walls. Tenant will not use any fire exits or stairways in the Building except in case of emergency.
     6. Keys and Locks. Landlord may from time to time install and change locks on entrances to the Project, Building, Common Areas or Premises, and will provide Tenant a number of keys to meet Tenant’s reasonable requirements. Additional keys will be furnished by Landlord at Tenant’s cost. Landlord reserves the right to replace all, or any part of, the lock system in the Project, including the Premises, with an electronic card access system and to charge Tenant Tenant’s share of the cost of such system, including, without limitation replacement electronic key cards. At the end of the Term, Tenant will promptly return to Landlord all keys for the Building and Premises issued by Landlord to Tenant. Unless Tenant obtains Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant will not add any locks or change existing locks on any door to the Premises, or in or about the Premises. If with Landlord’s consent, Tenant installs any lock incompatible with the Building master locking system, Tenant will: relieve Landlord of each Lease obligation that requires access to each affected area; indemnify Landlord against any Claim resulting from forced entry to each affected area in an emergency; and, at the end of the Term, remove each incompatible lock and replace it with a Building Standard lock at Tenant’s expense.
     7. Aesthetics. Unless Tenant obtains Landlord’s prior written consent (which may be withheld in Landlord’s sole discretion), Tenant may not:

(a)	Attach any awnings, signs, displays or projections to either the outside walls or windows of the Building, or to any part of the Premises visible from outside the Premises;

(b)	Hang any non-Building Standard curtains, blinds, shades or screens in any window or door of the Premises;

(c)	Coat or sunscreen the interior or exterior of any windows; or

(d)	Place any objects on windowsills.
     8. Signs. Tenant may, at its own expense and with Landlord’s prior written consent (which consent will not be unreasonably withheld), install Building-standard suite identification signage. There is no directory signage in the Project. Landlord hereby consents to Tenant’s existing signage.
     9. HVAC Operation. Tenant will not obstruct the HVAC convectors or diffusers, or adjust or interfere with the HVAC system. Tenant will assist the HVAC system in maintaining comfort in the Premises by drawing shades, blinds and other window coverings in the Premises as may be reasonable required. Tenant may not use any method of heating or cooling the Premises other than that supplied by Landlord.
     10. Plumbing. Tenant will use plumbing fixtures only for the purpose for which they are constructed. Tenant will reimburse Landlord for any damage caused by Tenant’s misuse of plumbing fixtures.
     11. Equipment Location. Landlord may specify the location of any of Tenant’s Business machines, mechanical equipment or other property that are unusually heavy, may damage the Building, or may cause vibration, noise or annoyance to other tenants. Tenant will reimburse Landlord for any professional engineering certification or assistance reasonably required to determine the location of these items.
     12. Bicycles. Tenant may not bring bicycles or other vehicles into the Building or Premises. Bicycles and other vehicles may only be parked in areas designated by Landlord.
     13. Animals. Tenant may not bring any birds or animals, excepting seeing-eye/assistance dogs, into the Building or Premises.
     14. Carpet Protection. To protect carpeting in the Premises, Tenant will, at its own expense, install and maintain pads to protect the carpet under all furniture having castors other than carpet castors.
     15. Elevators. Reserved.
     16. Moving and Deliveries. Moving of Tenant’s Personal Property and deliveries of materials and supplies to the Premises must be made during the times and through the entrances and corridors reasonably designated by Landlord. Moving and deliveries may not be made through any of the main entrances to the Building without Landlord’s prior permission, which permission shall not be unreasonably withheld, conditioned or delayed. Any hand truck or other conveyance used in the Common Areas must be equipped with rubber tires and rubber side guards to prevent damage to the Building and its property. Tenant will promptly reimburse Landlord for the cost of repairing any damage to the Building or its property caused by any person making deliveries to the Premises.

     17. Solicitation. Canvassing, soliciting and peddling in the Building are prohibited and
Tenant will cooperate in preventing the same.
     18. Food. Only persons approved from time to time by Landlord in its reasonable discretion may prepare, solicit orders for, sell, serve or distribute food in or around the Project, excluding any food prepared or served in any kitchen area of the Premises for individual consumption. Except as may be specified in the Lease or on construction drawings for the Premises approved by Landlord, and except for microwave cooking, Tenant will not use the Premises for dispensing food, or soliciting the orders for sale, serving or distribution of food.
     19. Work Orders. Only authorized representatives of Tenant may request services or work on behalf of Tenant. Tenant may not request that Building employees perform any work outside of their duties assigned by Landlord.
     20. Smoking. Neither Tenant nor its Affiliates shall smoke or permit smoking in any part of the Project in which Landlord, in Landlord’s sole discretion, prohibits smoking. Landlord may designate the entire Project a no-smoking area, excepting areas in which Landlord, in Landlord’s sole discretion, permits smoking.
     21. Rules Applied. These Rules and Regulations apply equally to Tenant’s Affiliates and others permitted by Tenant to access, use or occupy the Premises. Landlord shall apply these Rules and Regulations in a uniform and non-discriminatory manner to all occupants of the Project.

EXHIBIT C WORK LETTER
     1. Defined Terms. Terms capitalized in this Exhibit, but not otherwise defined, have the meanings ascribed to them in the Lease as if actually set forth in this Exhibit.
     2. Tenant’s Work. Tenant is responsible for all work (collectively, “Tenant’s Work”) required to design and construct those improvements identified on attached Attachment I (the “Leasehold Improvements”) in accordance with the Construction Documents, as defined in Section 4 of this Exhibit. Tenant shall obtain all necessary permits and licenses required in connection with Tenant’s Work, and shall cause all Tenant’s Work to be completed in accordance with applicable Laws. Tenant shall pay all cost of Tenant’s Work (subject to reimbursement in accordance with Section 3 hereof) and shall otherwise comply with those provisions of the Lease pertaining to mechanics’ liens.
     3. Leasehold Allowance.
          3.1 The “Leasehold Allowance” is $58,715. Tenant may use the Leasehold Allowance for the actual, out-of-pocket hard and soft costs that it incurs in constructing the Leasehold Improvements (the “Cost of Tenant’s Work”). Tenant is responsible for all Costs of Tenant’s Work that exceed the Leasehold Allowance. If the Leasehold Allowance is greater than the Cost of Tenant’s Work, Landlord shall be entitled to retain such difference. Landlord has the right, upon reasonable prior written notice, to audit Tenant’s books and records regarding the Costs of Tenant’s Work.
          3.2 Landlord shall reimburse Tenant for the Cost of Tenant’s Work within thirty (30) days after the latest of the following dates:
A. The date Tenant has commenced doing business in, and is paying Base Rent for, the entire Premises;
B. The date on which the local unit of government having jurisdiction over the Premises issues a certificate of occupancy with respect to the entire Premises; or
C. The date Landlord has received copies of lien waivers (in form, substance and amount reasonably acceptable to Landlord) from the general contractor, and any subcontractor reasonably identified by Landlord, performing Tenant’s Work.
     4. Preparation of Plans.
     4.1 Tenant shall cause to be prepared a set of design intent drawings (“Design Intent Drawings”) which will not be for construction but will show the location of all full height partitions, circulation patterns, electrical/cabling plans based on furniture layout, furniture plans, finish plans and written specifications for the Premises. Tenant will deliver the Design Intent Drawings to Landlord as soon as reasonably possible. If Landlord reasonably objects to the Design Intent Drawings, then Tenant shall submit revised Design Intent Drawings to Landlord as

4

soon as reasonably possible after objection and Landlord shall approve or disapprove in accordance with the same procedures.
     4.2 Tenant shall, based upon the approved Design Intent Drawings, prepare, or cause to be prepared, construction documents (“Construction Documents”) for the Leasehold Improvements. The Construction Documents will be in sufficient scope and detail to satisfy requirements for (i) obtaining permits for construction of the Leasehold Improvements; (ii) obtaining firm cost bids for the construction; and (iii) directing the construction of the Leasehold Improvements. Tenant will submit the Construction Documents to Landlord for Landlord’s approval as soon as reasonably possible. If Landlord reasonably objects to the Construction Documents, then Tenant shall submit revised Construction Documents to Landlord within ten (10) business days after receipt of Landlord’s objection, and Landlord shall approve or disapprove the revised Construction Documents in accordance with the same procedures set forth in this Section 4.2.
     5. Selection of Contractors and Subcontractors, Substantial Completion Tenant shall only use contractors previously approved in writing by Landlord (which approval will not be unreasonably withheld), for Tenant’s Work. Tenant’s Work will reach “Substantial Completion” on the date that the local unit of government having jurisdiction over the Premises issues its certificate of occupancy for the Premises.
     6. Change Orders. All changes to the Construction Documents or to the Leasehold Improvements having a value of $500 or more are subject to the prior written approval of Landlord, which approval will not be unreasonably withheld unless the change (i) materially adversely affects the structural elements of the Building or the Building systems; (ii) describes a floor plan substantially different from that previously approved by Landlord; or (iii) does not comply with applicable Laws.

Attachment I
The Leasehold Improvements
 C-1